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Exhibit 10.1

AGREEMENT CONCERNING TERMINATION OF
EMPLOYMENT, SEVERANCE PAY AND RELATED MATTERS

        This Agreement Concerning Termination of Employment, Severance Pay and Related Matters (this "Agreement") is made as of January 17, 2002 (the "Effective Date") by and between FairMarket, Inc., a Delaware corporation with its headquarters located in Woburn, Massachusetts ("FairMarket"), and Nanda Krish ("Executive"). In consideration of the mutual covenants contained in this Agreement, FairMarket and Executive agree as follows:

        WHEREAS, FairMarket desires to employ Executive and Executive desires to be employed by FairMarket; and

        WHEREAS, Executive and FairMarket desire to reach an amicable resolution of any matters relating to any future termination of Executive's employment.

        1.    RIGHT TO TERMINATE EMPLOYMENT.    FairMarket and Executive agree that Executive is employed at-will and that either party may terminate the employment relationship at any time, for any reason or no reason, subject to the terms of this Agreement.

        2.    TERMINATION AND TERMINATION BENEFITS.    Executive's employment with FairMarket and its subsidiaries shall terminate under the circumstances and with the effect set forth in this Section 2.

          a.    TERMINATION BY FAIRMARKET FOR CAUSE.    Executive's employment with FairMarket and its subsidiaries may be terminated for cause without liability on the part of FairMarket and its subsidiaries effective immediately upon written notice by FairMarket to Executive. Upon the giving of notice of termination of Executive's employment pursuant to this Section, FairMarket and its subsidiaries shall have no further obligation or liability to Executive, except as specifically set forth in Section 2(e)(i) below. For purposes of this Agreement, the following shall constitute "cause" for such termination:

            i.      any material breach by Executive of any provision of this Agreement or of any other agreement between Executive and FairMarket, including without limitation any agreement referred to in this Agreement;

            ii.    the commission of, conviction of or plea of nolo contendere by Executive to (A) a felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

            iii.    any other materially dishonest act or statement of Executive or insubordination of Executive with respect to FairMarket or any of its affiliates; or

            iv.    any material misconduct, willful or deliberate non-performance or gross negligence in the performance (other than by reason of disability, as determined by FairMarket) by Executive of any of Executive's duties and responsibilities to FairMarket or any of its affiliates or otherwise with respect to FairMarket or any of its affiliates.

  For purposes of this Agreement, no act, or failure to act, on Executive's part shall be considered "willful" unless such act, or failure to act, was without reasonable belief that Executive's action or omission was in the best interest of FairMarket.

          b.    TERMINATION BY EXECUTIVE.    Executive's employment with FairMarket and its subsidiaries may be terminated by Executive by written notice to the Board of Directors of FairMarket at least thirty (30) days prior to such termination. After receiving written notice, FairMarket shall have the right in its sole discretion to accelerate the timing of such termination by Executive, and such acceleration shall not affect the treatment of such termination as a termination by Executive pursuant to this Section 2(b). Upon the termination of Executive's employment pursuant to this Section, FairMarket and its subsidiaries shall have no further obligation or liability to Executive, except as specifically set forth in Section 2(e)(i) below.

          c.    TERMINATION BY FAIRMARKET WITHOUT CAUSE.    FairMarket may terminate Executive's employment with FairMarket and its subsidiaries without cause by written notice by FairMarket to Executive. In addition, if Executive's employment with FairMarket and its subsidiaries terminates as a result of the liquidation or other dissolution of FairMarket, then Executive's employment shall be deemed to have been terminated by FairMarket without cause. If any such termination occurs before or after a Change of Control Period (as defined in Section 2(f) below), then Executive shall receive only the termination benefits set forth in Section 2(e) below, subject in the case of Section 2(e)(ii) to compliance by Executive with the provisions of that Section. If such termination occurs during a Change of Control Period, then Executive shall receive only the termination benefits specified in Sections 2(e)(i) and 2(f) below, subject in the case of Section 2(f) to compliance by Executive with the provisions of that Section.

          d.    TERMINATION BY EXECUTIVE FOR GOOD REASON.    During a Change of Control Period, Executive may terminate Executive's employment with FairMarket and its subsidiaries for Good Reason and receive only the termination benefits specified in Sections 2(e)(i) and 2(f) below, subject in the case of Section 2(f) to compliance by Executive with the provisions of that Section.

    For purposes of this Agreement, "Good Reason" shall mean:

            i.      a reduction in Executive's annual base salary of more than 15%, except for an across-the-board salary reduction similarly affecting all or substantially all employees, or any material failure of FairMarket to provide Executive with such other material employee benefits to which Executive is entitled, except for an across-the-board change in benefits affecting all or substantially all employees; or

            ii.    the relocation of the offices at which Executive is principally employed to a location more than 50 miles from such offices without Executive's consent.

  If such termination occurs other than during a Change of Control Period by reason of any of the events listed above in this Section 2(d), Executive shall provide FairMarket with at least thirty (30) days notice and opportunity to cure such events and shall not be entitled to benefits pursuant to Section 2(e)(ii) below unless FairMarket fails to cure within such 30-day period.

          e.    CERTAIN TERMINATION BENEFITS.

            i.      In the event of the termination of Executive's employment pursuant to any provision of this Agreement, then no later than the next payroll date following the date of termination of Executive's employment for any reason, FairMarket shall pay Executive for all salary and vacation time accrued as of such date of termination. Except as otherwise specifically provided in any compensation and benefit programs in which Executive participated, all compensation and benefits payable to Executive shall terminate on the date of termination of Executive's employment.

            ii.    Notwithstanding the foregoing, in the event of termination of Executive's employment with FairMarket pursuant to Section 2(c) above (other than during a Change of Control Period, in which case the provisions of Section 2(f) shall apply), FairMarket shall provide to Executive the following termination benefits, provided that Executive executes a General Release (as defined in Section 2(g) below) and, if a revocation period is provided in the General Release, does not revoke the same within the period stated in the General Release, and subject to Section 3 below:

              A.    if such termination occurs prior to July 17, 2002, then continuation of Executive's base salary at the annualized rate then in effect for eight (8) months following the date of termination, and if such termination occurs on or after July 17, 2002, then continuation of Executives base salary at the annualized rate then in effect for twelve (12) months following the date of termination;

              B.    continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 ET SEQ. (commonly known as "COBRA"), with payments for such benefits made by FairMarket in the same proportion as made during Executive's employment; and

              C.    if such termination occurs on or after July 17, 2002, then vesting of the portion of all stock options granted to Executive by FairMarket (and not yet exercised, expired, surrendered or canceled) that is not vested as of Executive's termination date and that would otherwise have vested by the date that is the one (1) year anniversary of Executive's termination date.

          f.      TERMINATION PURSUANT TO A CHANGE OF CONTROL.

            i.      If a Change of Control (as defined below) occurs and if during the period beginning on the date such Change of Control occurs and ending on the first anniversary thereof (a "Change of Control Period"), FairMarket terminates Executive's employment pursuant to Section 2(c) or Executive terminates Executive's employment with FairMarket pursuant to Section 2(d) and, in either event, Executive executes a General Release and, if a revocation period is provided in the General Release, does not revoke the same within the period stated in the General Release, and subject to Section 3 below, then:

              A.    FairMarket shall pay Executive an amount equal to the sum of Executive's annualized base salary then in effect plus Executive's Target Bonus (as defined below), payable as provided below;

              B.    FairMarket shall provide Executive with continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 ET SEQ. (commonly known as "COBRA"), with payments for such benefits made by FairMarket in the same proportion as made during Executive's employment; and

              C.    any and all stock options granted Executive by FairMarket and not yet exercised, expired, surrendered or canceled shall automatically vest in full as of Executive's termination date.

  Any decrease in Executive's Target Bonus and any decrease in Executive's annualized base salary that occur after the date a Change of Control occurs, other than an across-the-board decrease affecting all or substantially all employees, shall be disregarded for purposes of the calculation set forth in the preceding clause (A). The Change of Control Payment shall be in lieu of any payments to or on behalf of Executive that may otherwise be required pursuant to Sections 2(e)(ii). As used above, "Target Bonus" means the annual target amount of any cash compensation paid by FairMarket and its subsidiaries to Executive under any cash incentive or bonus compensation plan or arrangement.

            ii.    "Change of Control" shall mean the occurrence of one or more of the following events:

              A.    the stockholders of FairMarket approve a merger, reorganization or consolidation in which the outstanding shares of FairMarket's common stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of FairMarket's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or

              B.    the sale of all of the outstanding common stock of FairMarket to an unrelated person or entity.

            iii.    FairMarket shall promptly reimburse Executive for the amount of all reasonable attorneys' fees and expenses incurred by Executive in successfully obtaining or enforcing any right or benefit provided Executive under this Section 2(f).

          g.    GENERAL RELEASE.    Executive's entitlement to benefits pursuant to Section 2(e)(ii) or 2(f) is conditioned on Executive's execution of and the effectiveness of a General Release. For purposes of this Agreement, a "General Release" means a release of any and all claims against FairMarket and related persons and entities: (i) in a form identical to or substantially the same as the release attached as Exhibit A hereto, provided, however, that FairMarket reserves the right to change any provision concerning notice and revocation to conform to legal requirements; or (ii) any other form of general release acceptable to FairMarket.

        3.    REDUCTION OF PAYMENTS.

          a.    Anything in this Agreement to the contrary notwithstanding, if any compensation, payment or distribution by FairMarket to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the following provisions shall apply:

            i.      If the Severance Payments, reduced by the sum of (A) the Excise Tax (as defined below) and (B) the total of the federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

            ii.    If the Threshold Amount is less than (A) the Severance Payments, but greater than (B) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within forty-five (45) days after the delivery by FairMarket to Executive of written notice of the need for such reduction, FairMarket may determine the amount of such reduction in its sole discretion.

  For the purposes of this Section 3: "Threshold Amount" shall mean three (3) times Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by Executive with respect to such excise tax.

          b.    The determination as to which of the alternative provisions of Section 3(a) shall apply to Executive shall be made by PricewaterhouseCoopers, L.L.P. or any other nationally recognized accounting firm selected by FairMarket (the "Accounting Firm"), which shall provide detailed supporting calculations both to FairMarket and Executive within fifteen (15) business days of the date of termination of Executive's employment, if applicable, or at such earlier time as is reasonably requested by FairMarket or Executive. For purposes of determining which of the alternative provisions of Section 3(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive's residence on the date of termination of Executive's employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon FairMarket and Executive.

        4.    CONFIDENTIAL INFORMATION, NONCOMPETITION AND INTELLECTUAL PROPERTY.    This Agreement incorporates by reference the terms of the Employee Agreement Regarding Inventions, Confidentiality and Non-Competition dated as of                        , 200    (the "Inventions, Confidentiality and Non-Competition Agreement") and Executive's obligations contained therein apply both during and following the termination of Executive's employment. In addition, and without limiting the obligations of Executive set forth in the Inventions, Confidentiality and Non-Competition Agreement, Executive agrees as follows:

          a.    CONFIDENTIAL INFORMATION.    As used in this Agreement, "Confidential Information" means information belonging to FairMarket and its affiliates which is of value to FairMarket in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to FairMarket. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of FairMarket. Confidential Information includes information developed by Executive in the course of Executive's employment by FairMarket, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which FairMarket or any of its affiliates has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under this Section 4.

          b.    CONFIDENTIALITY.    Executive understands and agrees that Executive's employment creates a relationship of confidence and trust between Executive and FairMarket with respect to all Confidential Information. At all times, both during Executive's employment with FairMarket and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of FairMarket, except as necessary in the ordinary course of performing Executive's duties to FairMarket.

          c.    DOCUMENTS, RECORDS, ETC.    All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by FairMarket or any of its affiliates or are produced by Executive in connection with Executive's employment will be and remain the sole property of FairMarket. Executive will return to FairMarket all such materials and property as and when requested by FairMarket. In any event, Executive will return all such materials and property immediately upon termination of Executive's employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination.

          d.    NONCOMPETITION AND NONSOLICITATION.    During the term of Executive's employment with FairMarket and for one (1) year thereafter, Executive: (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business (as defined below); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment or cease a consulting relationship with FairMarket or any of its affiliates (other than terminations of employment of subordinate employees and terminations of consulting relationships undertaken in the ordinary course of Executive's employment with FairMarket); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with FairMarket or any of its affiliates. Executive understands that the restrictions set forth in this Section 4(d) are intended to protect FairMarket's interest in its Confidential Information and established employee, consultant, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in the world which is competitive with any business which FairMarket or any of its affiliates conducts or proposes to conduct at any time during the employment of Executive. Executive acknowledges that the business of FairMarket and its affiliates is international in scope. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

          e.    INJUNCTION.    Executive agrees that it would be difficult to measure any damages caused to FairMarket which might result from any breach by Executive of the promises set forth in this Section 4 or in the Confidentiality, Inventions and Non-Competition Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement or the Confidentiality, Inventions and Non-Competition Agreement, FairMarket shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to FairMarket.

        5.    NONDISPARAGEMENT.    Executive agrees not to make any statements that disparage or otherwise criticize FairMarket or any of its affiliates, products, services, employees, officers or directors following the termination of employment. Notwithstanding the foregoing, statements made in the course of sworn testimony in legal proceedings or other statements required by law shall not be subject to this Section 5.

        6.    LITIGATION AND REGULATORY COOPERATION.    During and after Executive's employment, Executive shall cooperate fully with FairMarket and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of FairMarket or any of its affiliates which relate to events or occurrences that transpired while Executive was employed by FairMarket. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of FairMarket, and if called to testify, to testify truthfully and in good faith about events that happened during Executive's employment. During and after Executive's employment, Executive also shall cooperate fully with FairMarket in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by FairMarket. FairMarket shall make reasonable efforts to schedule any cooperation required pursuant to this Section 6 at such times that will not unreasonably interfere with Executive's search for other employment or performance of other employment services. FairMarket shall (a) reimburse Executive for reasonable expenses incurred by Executive in connection with Executive's performance of obligations pursuant to this Section 6 based on the standards and procedures applicable to expense reimbursement for FairMarket's employees and (b) compensate Executive for any required cooperation pursuant to this Section 6 by paying Executive for Executive's time at an hourly rate of 125% of Executive's final annual base salary rate when last employed by FairMarket divided by 2,080, provided that FairMarket shall not be obligated to pay for any of Executive's time spent testifying or that otherwise could have been required to be expended pursuant to a subpoena.

        7.    WITHHOLDING.    All payments made by FairMarket under this Agreement shall be reduced by any tax or other amounts that FairMarket reasonably determines to be required to be withheld under applicable law.

        8.    CONSENT TO JURISDICTION.    To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts, (b) consents to service of process and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

        9.    INTEGRATION.    This Agreement and the Inventions, Confidentiality and Non-Competition Agreement, which is incorporated by reference herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such or any related subject matter.

        10.  ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC.    Neither FairMarket nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that FairMarket may assign its rights under this Agreement without the consent of Executive in the event that FairMarket shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon FairMarket and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

        11.  ENFORCEABILITY.    If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        12.  ARBITRATION OF DISPUTES.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive's employment or the termination of that employment during a Change of Control Period (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or FairMarket may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 12.

        13.  WAIVER.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        14.  NOTICES.    Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight mail service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with FairMarket or, in the case of FairMarket, at its headquarters office, attention of the Chief Financial Officer, and shall be effective on the earliest of the date of actual receipt, deposit at the address for delivery or postal notice of the availability of the communication.

        15.  AMENDMENT.    This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of FairMarket.

        16.  GOVERNING LAW.    This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

        17.  COUNTERPARTS.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by FairMarket, by its duly authorized officer, and by Executive, as of the Effective Date.

FAIRMARKET, INC.
By:	/s/ RORY J. COWAN Name: Rory J. Cowan Title: Director
/s/ NANDA KRISH Nanda Krish

Appendix A

GENERAL RELEASE OF CLAIMS

        In exchange for and as a condition to those promises of FairMarket, Inc. ("FairMarket") in the Agreement Concerning Termination of Employment, Severance Pay and Related Matters between FairMarket and me (the "Agreement") that are subject to my agreement to a General Release, I agree as follows:

        I hereby irrevocably and unconditionally release, acquit and forever discharge FairMarket, its predecessors, successors, affiliates, other related entities and assigns, and the directors, officers, employees, shareholders and representatives of any of the foregoing, and any persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as the "Company"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that I now have, own or hold, or claim to have, own or hold, or that I at any time had, owned or held, or claimed to have had, owned or held against the Company. This General Release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract, including, without limitation, all Claims arising from any employment offer letter from the Company; all Claims of wrongful termination of employment whether in contract or tort; all Claims based on actions or omissions leading to this General Release of Claims; all Claims of intentional, reckless or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether those relations are prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e ET SEQ., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 ET SEQ., as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation; and all Claims for attorneys' fees and costs. This General Release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under the Agreement.

        I acknowledge that I have been advised to consult with an attorney before signing this General Release.

        I FURTHER UNDERSTAND THAT I HAVE BEEN GIVEN AN ADEQUATE OPPORTUNITY, IF I SO DESIRED, TO CONSIDER THIS GENERAL RELEASE FOR UP TO TWENTY-ONE (21) DAYS BEFORE DECIDING WHETHER TO SIGN IT. IF I SIGNED THIS GENERAL RELEASE BEFORE THE EXPIRATION OF THAT TWENTY-ONE (21) DAY PERIOD, I ACKNOWLEDGE THAT SUCH DECISION WAS ENTIRELY VOLUNTARY UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) DAYS AFTER I EXECUTE THIS GENERAL RELEASE I HAVE THE RIGHT TO REVOKE IT BY A WRITTEN NOTICE TO BE RECEIVED BY THE DIRECTOR, HUMAN RESOURCES OF FAIRMARKET BY THE END OF THAT PERIOD. I ALSO UNDERSTAND THAT THIS GENERAL RELEASE SHALL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT PERIOD.

        Notwithstanding the foregoing, I agree that nothing in this General Release of Claims is intended to affect any of my obligations that continue after the termination of my employment contained in the Agreement or in any written agreement entered into between FairMarket and myself with respect to confidentiality, ownership of inventions, non-competition and/or non-solicitation.

        I represent and agree that I have carefully read and fully understand all of the provisions of this General Release and that I am voluntarily agreeing to such provisions.

Nanda Krish Date:

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AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT, SEVERANCE PAY AND RELATED MATTERS
Appendix A GENERAL RELEASE OF CLAIMS